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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.____)


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                                                  Commission Only (as permitted
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[ ]   Definitive Proxy Statement.
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[ ]   Soliciting Materials Pursuant to Rule 14a-12.


                               ALTERA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                      [BODY OF LETTER TO BE SENT TO CERTAIN
                        ALTERA CORPORATION SHAREHOLDERS]


April 6, 2001




Reference:     Altera Corporation 2001 Annual Meeting and Vote on Amendments to
               the 1996 Stock Option Plan and 1987 Employee Stock Purchase Plan

Dear [XXX]:

Because [XXX] is a major shareholder of Altera Corporation, I would like to encourage your support of Altera's management and Board in our recommendation to approve amending the 1996 Stock Option Plan and 1987 Employee Stock Purchase Plan to increase the shares reserved for issuance by 15,000,000 and 500,000, respectively. Our annual meeting for voting on these items is May 1, 2001. We believe these actions are in the best interests of Altera's shareholders because:

    - These plans are necessary for Altera's continued ability to attract and retain the highest caliber employees.

    - These plans have been implemented in a manner responsible to Altera shareholders. Compared to its peers, Altera's plans are among the lowest in shareholder dilution. Additionally, the long-term nature of this compensation is ensured by Altera's extended vesting schedule for ongoing grants.

I hope that [XXX] will share this opinion after considering the following:

WHAT IS AT ISSUE?

At issue is Altera's continued ability to attract and retain the best employees. The Silicon Valley has one of (if not) THE most competitive job markets in the world. If Altera is to attract and retain the talented individuals and management necessary for its continued success, then it must be able to offer compensation packages that are competitive with the best companies in the area. Employee stock options and stock purchase plans are essential components of competitive compensation plans in the Valley. Without shareholder approval of both of these amendments, Altera will be unable to offer new and ongoing employees these key elements of a competitive compensation package.

Altera Proxy
Page 2 of 3



HAS ALTERA'S USE OF EQUITY-BASED COMPENSATION BEEN RESPONSIBLE AND IS IT IN OUR SHAREHOLDERS' INTEREST?

We believe the answer to both questions is `yes' and would offer the following points in support of this position.

1. Altera's `BURN RATE', i.e., the number of shares granted to employees each year as a percentage of the total shares outstanding, is and historically has been low in comparison to other semiconductor companies. For the last four years for which comparative data is available, Altera's burn rate has been at the median or (most recently) in the lower 25th percentile in its peer group of companies (see Attachment 1 -- this data is taken from the most recent annual survey conducted by iQuantic in which Altera participates. The Semiconductor Peer Group in the iQuantic survey is made up of 32 publicly traded semiconductor companies.)

2. Altera's `VESTING SCHEDULE' for ongoing employee option grants generally begins at the end of the third year with option grants becoming fully vested by the end of the fourth year. Last year was a particularly robust hiring year and about half of Altera's option grants were awarded as ongoing employee options as compared to new hire options. In a more typical year about two thirds of option grants go to existing employees. This conservative vesting schedule provides Altera's shareholders with the assurance that these option grants are true long-term compensation - the value of which is based upon long-term growth and enhanced shareholder value. Altera is one of two companies among its peers to use this extended vesting schedule (see Attachment 2). However, this extended vesting - a benefit to shareholders - biases Altera's `overhang', i.e., the total number of shares available for grant plus the number of unexercised shares granted (also often expressed as a percentage of shares outstanding), to the high side of companies with shorter vesting terms. An example of this bias is provided in Attachment 3 in which the overhang for ongoing grants of 2.0 million shares per year over a four-year period using Altera's three-year vesting schedule as compared to the far more typical one-year vesting period. In this example a steady state bias of 40 percent results. We ask you to weigh this bias effect carefully when using overhang or other measurements of shareholder value transfer that rely on overhang in your decision-making process. A recent Watson Wyatt survey disclosed that typical overhang in the technology industry was 23% in 2000. Altera's overhang is 13.5%, low by these standards, and below the comparable median for the semiconductor industry as reported by iQuantic (See attachment 4).

3. OPTION REPRICING REQUIRES SHAREHOLDER APPROVAL. In October 2000, the board of directors passed a resolution prohibiting repricing of employee stock options without approval of a majority of the stockholders, present in person or by proxy, at a meeting of the stockholders. Under the resolution, Altera may not, without such shareholder approval, amend any granted option to reduce the exercise price of the granted option or cancel any granted option in exchange for any other option with a lower exercise price. These restrictions apply to all of the company's option plans.

Altera Proxy
Page 3 of 3



4. CUMULATIVE TOTAL FIVE-YEAR RETURN TO ALTERA SHAREHOLDERS AT YEAR-END 2000 WAS 323 PERCENT. Similar returns for the S&P500 and S&P Semiconductor index were 114 percent and 222 percent respectively.

In closing, the management and employees of Altera have performed well and we plan to deliver value to our shareholders. To do this, we require your support to enable us to continue to offer competitive, equity-based compensation.

Thank you very much for your attention and continued support--please vote "For" amending both of our plans. Since we believe that the passage of these proxy issues is absolutely essential to Altera's continued success, I would like to further discuss this with you, at your convenience, by phone or in person. Please expect my call, and I look forward to talking with you.

Sincerely yours,



Nathan Sarkisian
Senior Vice President and Chief Financial Officer

Enclosures:    Attachments 1-4
               Annual Report
               Proxy

Via Federal Express

                                 Attachment #1

                            Altera's Low "Burn Rate"


              Semiconductor Company Peer Group (w/o cancellations)

---------------------------------------------------------------------------------------------------------------
           Market Percentile            2000           1999          1998          1997           1996
---------------------------------------------------------------------------------------------------------------
           75th                                         8.7%         6.0%           6.1%           6.4%
           Median                                       4.9%         4.3%           3.7%           3.8%
           25th                                         3.3%         3.7%           2.5%           2.4%
---------------------------------------------------------------------------------------------------------------
           ALTERA

           w/o cancellations            3.31%           2.12%        2.22%          2.18%          3.74%

           w/cancellations              2.77%           1.36%        1.39%          1.42%          3.32%
---------------------------------------------------------------------------------------------------------------

Sources: iQuantic Inc., most recent (1999) survey

                                  Attachment #2

                   Vesting Aligned with Shareholder Interests

-   Ongoing Employee Options initial vesting period is 3 years from grant date.


                            Semiconductor Peer Group

                  [BAR GRAPH DEPICTING WHEN FIRST OPTION VESTS]


----------------------------------------------------------------------
     3%           6%          6%         66%           6%       11%
----------------------------------------------------------------------
   Immed.       1 mo.       3 mos.      1 year      3 years    Other
----------------------------------------------------------------------
                                                    ALTERA

Source: iQuantic Inc.

                                  Attachment #3

                       Overhang Bias Due to Altera Vesting

  Altera 3-Year Vesting *
------------------------------------------------------------------------------------------------
                              Grant       Year          Year           Year          Year
                                            1             2             3              4
------------------------------------------------------------------------------------------------
         YEAR 1                2.0        2.0           2.0            2.0           1.0

         YEAR 2                2.0                      2.0            2.0           2.0

         YEAR 3                2.0                                     2.0           2.0

         YEAR 4                2.0                                                   2.0

TOTAL OVERHANG@ MID-YEAR                  2.0           4.0            6.0           7.0
                                          ---           ---            ---           ---
------------------------------------------------------------------------------------------------

   Typical 1-Year Vesting *
------------------------------------------------------------------------------------------------
                              Grant       Year          Year           Year          Year
                                            1             2             3              4
------------------------------------------------------------------------------------------------

         YEAR 1                2.0         2.0           1.5           1.0            .5

         YEAR 2                2.0                       2.0           1.5           1.0

         YEAR 3                2.0                                     2.0           1.5

         YEAR 4                2.0                                                   2.0

TOTAL OVERHANG@ MID-YEAR                   2.0           3.5           4.5           5.0
                                           ---           ---           ---           ---
------------------------------------------------------------------------------------------------

                   STEADY STATE OPTION OVERHANG IS 40% MORE!!

*Assumes 2.0 million share grants are issued to ongoing employees each year and the grantees exercise shares when vested, therefore removing the exercised shares from the calculated overhang

                                  Attachment #4

                                 Altera Overhang

             (Options Granted but Unexercised as a % of Outstanding)
                        Semiconductor Company Peer Group

-------------------------------------------------------------------------------------------------------
Market Percentile             2000           1999           1998           1997            1996
-------------------------------------------------------------------------------------------------------
        75th                                 18.1%          16.4%          14.6%           14.3%

       Median                                13.7%          13.4%          13.7%           10.9%

        25th                                 11.5%          11.9%           9.5%            9.9%
-------------------------------------------------------------------------------------------------------

      ALTERA                  13.0%(1)       11.7%          13.0%          14.0%           14.1%
-------------------------------------------------------------------------------------------------------

(1) Total overhang (available for grant and granted but unexercised) = 13.5%

Source: iQuantic Inc., most recent (1999) survey